Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Prices Public Offering of Common Stock

Chapel Hill, N.C., January 7, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that it has priced an underwritten public offering of 5,250,000 shares of its common stock at a price of $24.50 per share for aggregate gross proceeds of approximately $128.6 million. Net proceeds after underwriting discounts and commissions and expenses of the offering are expected to be approximately $120.6 million. The company also has granted the underwriters a 30-day option to purchase up to an additional 787,500 shares, which would result in additional net proceeds of approximately $18.1 million, if exercised in full. The company intends to use the net proceeds from the offering to fund its research and development activities, including continued clinical and regulatory development of solithromycin in community acquired bacterial pneumonia (CABP) and gonorrhea and TakstaTM in bone and joint infections, preparation for commercial readiness for solithromycin in CABP, working capital and general corporate and administrative expenses. The offering is expected to close on or about January 13, 2015, subject to satisfaction of customary closing conditions.

Morgan Stanley & Co. LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. Stifel, Nicolaus & Company, Incorporated is acting as lead manager, and Oppenheimer & Co. Inc. and Ladenburg Thalmann & Co. Inc. are acting as co-managers.

The securities described above are being offered by Cempra pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, or from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 631-274-2806, Fax: 631-254-7140.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion of the proposed public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com